EXHIBIT 10.110

CENTRAL VALLEY COMMUNITY BANK

EXECUTIVE DEFERRED
COMPENSATION PLAN

Effective October 21, 2015

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TABLE OF CONTENTS
Page
ARTICLE I DEFINITIONS1
1.01.Bank    1
1.02.Beneficiary Designation Form    1
1.03.Board    1
1.04.Change In Control    1
1.05.Code    2
1.06.Code Section 409A    2
1.07.Committee    2
1.08.Compensation    2
1.09.Deferral Election Form    2
1.10.Deferral Year    2
1.11.Deferral Account    2
1.12.Deferred Benefit    2
1.13.Designated Beneficiary    2
1.14.Disability or Disabled    3
1.15.Distribution Election Form    3
1.16.Election Date    3
1.17.Eligible Executive    3
1.18.For Cause    3
1.19.Participant    4

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1.20.Plan    4
1.21.Termination of Employment or Terminates Employment    4
1.22.Unforeseeable Emergency    4
ARTICLE II DEFERRAL ELECTIONS5
2.01.Eligibility To Make Deferral Election    5
2.02.Deferral Elections    5
2.03.Rejection of Deferral Election    5
ARTICLE III CREDITING DEFERRALS AND INTEREST TO DEFERRAL ACCOUNTS6
3.01.Deferrals    6
3.02.Interest    6
3.03.Vesting and Forfeiture    6
ARTICLE IV DISTRIBUTIONS6
4.01.Distribution Elections    6
4.02.Commencement of Distributions    7
4.03.Medium of Payment    7
4.04.Changing Distribution Election    7
4.05.Unforeseeable Emergency Distributions    7
4.06.Cashouts    8
4.07.Distributions to Specified Employees    8
ARTICLE V RESTRICTIONS AND LIMITATIONS ON PAYMENT OF BENEFITS8

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5.01.Excess Parachute Payments    8
5.02.Payment Restrictions    9
5.03.Regulatory Compliance    9
ARTICLE VI RESTRICTIONS ON TRANSFER OF BENEFITS10
6.01.No Control or Alienation    10
6.02.Assignment of Benefits in Connection with Separation or Divorce    10
ARTICLE VII AMENDMENT OR TERMINATION10
ARTICLE VIII ADMINISTRATION10
8.01.Committee    10
8.02.Indemnification    11
8.03.Eligibility Determinations    11
8.04.Information to Committee    11
8.05.Notices    11
8.06.Waiver    11
8.07.Claims    11
ARTICLE IX GENERAL12
9.01.Plan Creates No Separate Rights    12
9.02.Unfunded Status Of Plan    12
9.03.Plan Binding    13
9.04.Interpretation of Plan    13
9.05.Construction    13

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CENTRAL VALLEY COMMUNITY BANK
EXECUTIVE DEFERRED COMPENSATION PLAN

The Central Valley Community Bank Executive Deferred Compensation Plan is hereby adopted effective October 21, 2015.

The Plan is intended to constitute an unfunded arrangement maintained by the Bank primarily for the purpose of providing a deferred compensation plan for a select group of management or highly compensated employees, as described in sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”).

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ARTICLE I
DEFINITIONS
The following definitions apply to this Plan and to the related Deferral Election Forms, Distribution Election Forms and Beneficiary Designation Forms.

1.01.	Bank
Bank means Central Valley Community Bank.

1.02.	Beneficiary Designation Form
Beneficiary Designation Form means a form approved by the Committee that is used by a Participant to name his or her primary and contingent Designated Beneficiary to receive all unpaid Deferred Benefit payments if he or she dies.

1.03.	Board
Board means the Board of Directors of the Bank.

1.04.	Change In Control
A “Change In Control” shall be deemed to have occurred on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Bank that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Bank. However, if any one person or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Bank, the acquisition of additional stock by the same person or persons will not be considered to cause a Change In Control. Further, an increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Bank acquires its stock in exchange for property will not be considered to cause a Change In Control. Transfers of Bank stock on account of death, gift, transfers between family members or transfers to a qualified retirement plan maintained by the Bank shall not be considered in determining whether there has been a Change In Control. For purposes of this Section, the term “Bank” shall include any holding company, meaning any corporation that is a majority shareholder of the Bank. A “Change In Control” shall be interpreted in accordance with the definition of “Change in Ownership” under Code Section 409A, and to the extent that an event or series of events does not constitute a “Change in Ownership” under Code Section 409A, the event or series of events will not constitute a “Change In Control” under this Plan.

1.05.	Code
Code means the Internal Revenue Code of 1986, as amended.

1.06.	Code Section 409A
Code Section 409A includes Code section 409A and regulations and guidance promulgated thereunder, as amended from time to time.

1.07.	Committee
Committee means the Executive Compensation Committee appointed by the Board.

1.08.	Compensation
Compensation means an Eligible Executive’s cash remuneration for a Deferral Year, including salary and any bonus or incentive payments.

1.09.	Deferral Election Form
Deferral Election Form means a form approved by the Committee that is used by a Participant to defer Compensation pursuant to the Plan.

1.10.	Deferral Year
Deferral Year means a calendar year for which a Participant has an operative Deferral Election Form.

1.11.	Deferral Account
Deferral Account means the unfunded deferred compensation account established to record a Participant’s interest in the Plan.

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1.12.	Deferred Benefit
Deferred Benefit means the Participant’s Deferral Account balance as of a specified date, including credited interest.

1.13.	Designated Beneficiary
Designated Beneficiary means a person or persons or other entity designated on a Beneficiary Designation Form by a Participant to receive a Deferred Benefit payment. If there is no valid designation by the Participant, or if the primary and contingent Designated Beneficiaries fail to survive the Participant or otherwise fail to take the Deferred Benefit, the Participant’s Designated Beneficiary shall be determined in the following order: a Participant’s spouse (the person legally married to the Participant when the Participant dies); the Participant’s surviving children in equal shares; or the Participant’s estate.

1.14.	Disability or Disabled
Disability or Disabled shall mean that the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering Bank’s employees. The Committee may, in its discretion, rely on a determination by the Social Security Administration or an insurance carrier (if the definition of “disability” applied by the carrier is consistent with this section) in determining whether a Participant is Disabled, and may require the Participant to submit proof of such determination as a condition to becoming eligible for benefits. The terms “Disabled” and “Disability” shall be interpreted consistently with Code Section 409A.

1.15.	Distribution Election Form
Distribution Election Form means the form completed by a Participant to select the duration of deferral and the frequency of payments for Deferred Benefits.

1.16.	Election Date
Election Date means December 15 of any given Deferral Year and shall be the date before which an Eligible Executive must submit a valid Deferral Election Form to the Committee (provided, however, that the Election Date for the 2015 Deferral Year is ______________). For an individual who becomes an Eligible Executive during a Deferral Year, the Election Date is the thirtieth day following the date that he or she becomes an Eligible Executive. Despite the two preceding sentences, the Committee may set an earlier date as the Election Date for any Deferral Year with respect to all or part of an Eligible Executive’s Compensation.

1.17.	Eligible Executive
Eligible Executive means an employee of the Bank who is a member of a select group of management or highly compensated employees (as such terms are defined in ERISA section 201(2)), and who is designated by the Committee as eligible to elect a Deferred Benefit. Once an individual is so designated by the Committee, such employee shall continue to be an Eligible Executive until the date he or she is no longer a member of management or a highly compensated employee or the date the Committee declares he or she is no longer eligible to elect a Deferred Benefit.

1.18.	For Cause
For Cause means any of the following actions by the Participant that may result in an adverse effect on the Bank: (1) gross negligence or gross neglect; (2) the commission of a felony or gross misdemeanor involving fraud, or dishonesty; (3) the willful violation of any law, rule, or regulation (other than a traffic violation or similar offense); (4) an intentional failure to perform stated duties; or (5) a breach of fiduciary duty involving personal profit. If a dispute arises as to whether Termination of Employment was For Cause, such dispute shall be resolved by arbitration as set forth in this Plan. In addition, if a Participant breaches any post-termination obligation set forth in any agreement between the Participant and the Bank, including but not limited any covenant against competition, any covenant against solicitation of employees of the Bank or any prohibited disclosure of confidential information, the Participant’s Termination of Employment shall be deemed to be “For Cause” immediately upon the occurrence of the breach, as determined by the Committee in its sole and absolute discretion.

1.19.	Participant
Participant means an employee of the Bank for whom a Deferral Account is maintained pursuant to the Plan and/or an Eligible Executive who has made an effective deferral election for a Deferral Year.

1.20.	Plan
Plan means this Central Valley Community Bank Executive Deferred Compensation Plan.
1.21.    Termination of Employment or Terminates Employment
Termination of Employment means that a Participant’s employment with the Bank is terminated and the Participant actually separates from service with the Bank and does not continue in his or her prior capacity. Notwithstanding the foregoing, a Participant’s employment shall be deemed to have terminated, and the Participant shall have suffered a Termination of Employment, when the Participant and Bank reasonably anticipate that the Participant will have a permanent reduction in the level of bona fide services provided to the Bank to a level of service that is less than fifty percent (50%) of the average level of bona fide services provided by the Participant to the Bank in the immediately preceding thirty-six (36) month period. Termination of Employment does not include a Participant’s military leave, sick leave or other bona fide leave of absence (such as temporary employment with the government) if the period of leave does not exceed six months, or if longer, so long as the individual’s right to reemployment with the Bank is provided either in contract or statute. Notwithstanding anything to the contrary, the terms “termination,” “termination of employment,” “terminates employment” and “employment termination” shall be interpreted consistently with Code Section 409A.

1.22.	Unforeseeable Emergency
Unforeseeable Emergency means a severe financial hardship of the Participant resulting from an illness or accident of the Participant, or his or her spouse, dependent, or beneficiary; loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant (such as the imminent foreclosure of or eviction from a primary residence, the need to pay for medical expenses, and the need to pay for the funeral expenses of a spouse or a dependent); provided however that any such event qualifies as an “unforeseeable emergency” within the meaning of Code Section 409A.
ARTICLE II
DEFERRAL ELECTIONS

2.01.	Eligibility To Make Deferral Election
An individual may elect a Deferred Benefit for any Deferral Year if he or she is an Eligible Executive at the beginning of that Deferral Year or becomes an Eligible Executive during that Deferral Year. Each Eligible Executive will be provided a Deferral Election Form by the Committee at least 45 days before the first day of a Deferral Year and each individual who becomes an Eligible Executive during a year will be provided a Deferral Election Form by the Committee within fifteen days after becoming an Eligible Executive.

2.02.	Deferral Elections

(a)	An Eligible Executive may elect to defer up to fifty percent (50%) of his or her Compensation for each Deferral Year.

(b)
A Deferral Election Form is effective when it is completed, signed by the electing Eligible Executive and received by the Committee. The Eligible Executive becomes a Participant when a valid Deferral Election Form is received by the Committee, and will continue to be a Participant as long as a Deferral Account is maintained (or is required to be maintained under the terms of the Plan) for him or her.

(c)	Deferral Elections shall remain in effect for each succeeding Deferral Year, unless modified or canceled by a Participant on or before the next Election Date.

(d)
A Participant may not revoke a Deferral Election Form for a Deferral Year after the applicable Election Date. Any writing signed by a Participant expressing the intention to revoke his or her Deferral Election Form, in whole or in part, and delivered to the Committee before the close of business on the applicable Election Date is a revocation.

(e)
Notwithstanding the foregoing, in the event a Participant receives a distribution from the Plan due to an Unforeseeable Emergency, his or her deferral election will be cancelled with respect to any deferrals that would occur for the remainder of the Deferral Year after the Unforeseeable Emergency distribution.

2.03.	Rejection of Deferral Election
Prior to an Election Date, the Committee may, in its sole and absolute discretion, reject any Deferral Election Form. The Committee must inform an affected Participant of a rejection promptly, and all rejections must be made on a uniform basis with respect to similarly situated Participants.
ARTICLE III
CREDITING DEFERRALS AND INTEREST TO DEFERRAL ACCOUNTS

3.01.	Deferrals
Deferrals shall be credited to the Participant’s Deferral Account as of the last day of the payroll period in which the deferred Compensation would have otherwise been paid to the Participant.

3.02.	Interest
Interest shall be credited on the balance in each Participant’s Deferral Account at the end of each Deferral Year and immediately prior to the commencement of benefit payments. The interest rate for each year shall be determined by the Board in its sole and absolute discretion. In the event of a Change In Control, the interest rate for any period following the Change In Control shall not be less than seventy-five percent (75%) of the average of the rates selected by the Board for the three (3) years prior to the Change In Control.

3.03.	Vesting and Forfeiture
Notwithstanding any Plan provision to the contrary, all Interest credited to a Participant’s Deferral Account shall be forfeited upon Termination of Employment For Cause. Subject to the restrictions and limitations stated in Article V, a Participant’s deferred Compensation is always one hundred percent (100%) vested.
ARTICLE IV
DISTRIBUTIONS

4.01.	Distribution Elections
On or before his or her initial Election Date, a Participant may complete a Distribution Election Form.

(a)
A Participant may elect to have benefits payable on death, Disability or Termination of Employment paid in a lump sum or in annual installments over five or ten years. In the absence of an election, benefits payable to a Participant or Designated Beneficiary shall be made in a lump sum.

(b)
A Participant may also elect to have his or her account balance paid out in the event of a Change In Control, in a lump sum or in annual installments over five or ten years. In the absence of an election to distribute benefits following a Change in Control, Deferred Benefits will be paid upon the Participant’s Termination of Employment, death or Disability.

(c)
A Participant’s distribution election shall apply to all future deferrals and Deferred Benefits. Distribution elections shall become irrevocable after the initial Election Date and may only be changed as permitted in Section 4.04 below. If no Distribution Election Form is completed and returned on or before the initial Election Date, the Participant’s Deferred Benefits shall be paid in a lump sum on death, Disability or Termination of Employment (subject to changes in the form and timing of payment permitted under Section 4.04 below).

4.02.	Commencement of Distributions
Payments to a Participant (or his or her Designated Beneficiary) shall begin as soon as practicable after the date of the Participant’s Termination of Employment, Disability, or death, or a Change In Control (as applicable), but no later than ninety (90) days following one of these payment events.

4.03.	Medium of Payment
All distributions from the Plan shall be paid in cash.

4.04.	Changing Distribution Election
A Participant may change the time or form of payment elected on the Distribution Election Form by filing a new Distribution Election Form, subject to the following rules:

(a)	The modified election shall not be effective until 12 months after the date made;

(b)
For payments beginning as a result of the Participant’s Termination of Employment, payments beginning at a fixed time or on a fixed schedule, or payments due as a result of a Change in Control, the first payment due under the modified election must be deferred for a period of at least five years from the date such payment would have been made in the absence of the modified election; and

(c)
With respect to payments beginning at a fixed time or on a fixed schedule, a Participant must modify his or her distribution election at least 12 months prior to the first scheduled payment due under the Plan.

4.05.	Unforeseeable Emergency Distributions
In its sole discretion and at the request of a Participant before or after the Participant’s Termination of Employment, the Committee may pay all or part of a Participant’s Deferred Benefits under this Plan on account of an Unforeseeable Emergency. Distributions on account of an Unforeseeable Emergency will be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution), as determined by the Committee. In making this determination, the Committee will take into account any additional compensation that is available to the Participant. Distributions on account of an Unforeseeable Emergency will not be allowed to the extent that such Unforeseeable Emergency may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets (to the extent liquidation of such assets would not cause severe financial hardship), or by cessation of deferrals under this Plan. Distributions due to an Unforeseeable Emergency shall be made in accordance with Code Section 409A.

4.06.	Cashouts
The Committee may, in its discretion, require an immediate lump sum payment of amounts deferred under this Plan that do not exceed the applicable dollar amount under Code section 402(g)(1)(B) then in effect, provided that the payment results in the termination and liquidation of the entirety of the Participant’s interest under the Plan, including all agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred.

4.07.	Distributions to Specified Employees

(a)	Six-Month Delay
Notwithstanding any Plan provisions to the contrary, if a Participant is a Specified Employee as of the date of Termination of Employment, payments under the Plan upon Termination of Employment may not be made before the date that is six months after Termination of Employment (or, if earlier than the end of the six-month period, the date of death of the Participant). Payments to which the Participant would otherwise be entitled during the first six months following Termination of Employment, but for this Six-Month Delay provision, shall be accumulated and paid on the first day of the seventh month following Termination of Employment.

(b)	Specified Employee
A Participant shall be deemed to be a “Specified Employee” if, as of the date of Participant’s Termination of Employment, he or she is an officer (within the meaning of Code Section 416(i)(1) and the regulations thereunder) of the Bank (including all entities that would be considered a single employer under Code section 414(b) or (c)), a director, or any other Participant whom the Bank determines is a specified employee within the meaning and according to the provisions of Code Section 409A(a)(2)(B)(i) and the regulations thereunder.
ARTICLE V
RESTRICTIONS AND LIMITATIONS ON PAYMENT OF BENEFITS

5.01.	Excess Parachute Payments
Notwithstanding any Plan provision to the contrary, if all or a portion of any benefit payment under this Plan, alone or together with any other compensation or benefit, will be a non-deductible expense to the Bank or subject to excise tax by reason of Code sections 280G or 4999, the Bank shall reduce the compensation or benefits payable, including benefits payable under this Plan, as necessary to avoid the application of Section 280G. The Bank shall have the power to reduce benefits payable under the Plan to zero, if necessary.

5.02.	Payment Restrictions
Notwithstanding any provisions of the Plan to the contrary, if any “payment restrictions” (as hereinafter defined) restrict payment or require the recapture or “clawback” of any benefits received by a Participant, the Bank shall not be obligated to pay and/or the Participant shall be required to repay such amounts to the Bank no later than thirty (30) days following Participant’s receipt of a written notice from the Bank indicating that benefits are subject to restrictions, recapture or clawback pursuant to the payment restrictions. “Payment Restrictions” means any applicable state or federal statute, law, regulation, or regulatory interpretation or other guidance, or contractual arrangement with or required by a governmental authority that would restrict the Bank from paying benefits or require the Bank to seek or demand repayment or return of any benefits received by a Participant for any reason, including, without limitation, FIL-66-02010 and any related or successor regulatory guidance, any regulatory or enforcement interpretations or guidance provided by the Securities Exchange Commission or other regulatory body under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Bank or its successors later obtaining information indicating that the Participant has committed, is substantially responsible for, or has committed, the respective acts or omissions, conditions, or offenses outlined under 12 C.F.R. 359.4(a)(4).
Any Deferred Benefit under the Plan shall be subject to mandatory repayment by the Participant to the extent the Participant is, or in the future becomes, subject to (a) any Bank “clawback” or recoupment policy that is adopted to comply with the requirements of any applicable law, rule, regulation, or otherwise, or (b) any law, rule, or regulation which imposes mandatory recoupment, under circumstances set forth in such law, rule, or regulation.
To the extent that one or more exemptions are reasonably available to avoid Payment Restrictions and permit the payment of Deferred Benefits to a Participant, the Bank shall request exemption and permission to pay the Deferred Benefits in good faith, and shall make all reasonable efforts to obtain an exemption and/or permission to pay the Deferred Benefits in accordance with the Plan.

5.03.	Regulatory Compliance
The parties specifically acknowledge that while the restrictions contained in Section 131 of the Federal Deposit Insurance Corporation Improvement Act of 1991, relating to the payment of compensation for senior executive officers of institutions which are deemed “undercapitalized”, do not currently apply to the Bank such provisions may affect the crediting or payment of Deferred Benefits if the Bank should be deemed undercapitalized by any state or federal regulatory authority (including, without limitation, the Federal Deposit Insurance Company and the Federal Reserve Board) in the future. Without limiting the generality of the foregoing, under no circumstances will the Bank be required to pay Deferred Benefits or take any other actions if such actions would result in any violation of applicable law, rule, regulation or regulatory directive.
ARTICLE VI
RESTRICTIONS ON TRANSFER OF BENEFITS

6.01.	No Control or Alienation
Except as provided in this Article, a Participant has no control over Deferred Benefits except according to his or her Deferral Election Form, his or her Distribution Election Form, and his or her Beneficiary Designation Form. No right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, transfer, pledge, encumbrance or charge, and any attempt to do so shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefit.

6.02.	Assignment of Benefits in Connection with Separation or Divorce
All or a portion of the Participant’s Deferral Account may be assigned and transferred to a spouse, former spouse or other dependent under the terms of a domestic relations order that meets the requirements set forth in Internal Revenue Code section 414(p)(1)(B). The Committee shall determine, in its sole and absolute discretion, whether an assignment and transfer shall be made pursuant to the terms of a domestic relations order. Upon assignment and transfer of all or any portion of a Participant’s Deferral Account, the amount assigned and transferred shall be distributed to the spouse, former spouse or other dependent, in one lump sum payment, as soon as administratively feasible. Any assignment, transfer or payment to a spouse, former spouse or other dependent made pursuant to the terms of a domestic relations order shall be charged against and reduce the Participant’s Plan Deferral Account balance. The Committee, the Board, the Bank, the Plan, or any other party shall not be liable in any manner to any person for complying with the terms of a domestic relations order.
ARTICLE VII
AMENDMENT OR TERMINATION
Except as otherwise provided in this Article and only to the extent permitted by Code Section 409A, this Plan may be modified, amended, suspended, or terminated at any time by the Board. The Board may not modify, amend, suspend, or terminate benefits under this Plan without the consent of the affected Participant(s) if that action would result either in a distribution of all Deferred Benefits in any manner other than as provided in this Plan or that would result in immediate taxation of Deferred Benefits to Participants.
ARTICLE VIII
ADMINISTRATION

8.01.	Committee
The Plan shall be administered by the Committee. The Committee shall have the power to interpret and construe the Plan and to make all necessary determinations concerning the operation of the Plan and the payment of benefits hereunder. The Committee’s interpretation and construction of any Plan provision shall be final and binding on all Participants and other parties. Subject to the provisions of the Plan, the Committee may adopt such rules and regulations as may be necessary to carry out the purposes hereof.

8.02.	Indemnification
The Bank shall indemnify and save harmless each member of the Committee and the Board against any and all expenses and liabilities arising out of membership on the Committee and the Board and relating to administration of the Plan, excepting only expenses and liabilities arising out of a member’s own willful misconduct. Expenses against which a member of the Committee or the Board shall be indemnified hereunder shall include without limitation, the amount of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted, or a proceeding brought or settlement thereof. The foregoing right of indemnification shall be in addition to any other rights to which any such member may be entitled.

8.03.	Eligibility Determinations
In addition to the express powers set forth in this Plan, the Committee shall have the power to select which employees of the Bank will be eligible to elect a Deferred Benefit under the Plan, to compute and certify the amount and kind of benefits from time to time payable to Participants and their Designated Beneficiaries under the Plan, to authorize all disbursements for such purposes, and to determine whether a Participant is entitled to a benefit under the Plan.

8.04.	Information to Committee
To enable the Committee to perform its functions, the Bank shall supply full and timely information to the Committee on all matters relating to the compensation of all Participants, their retirement, death or other cause for termination, and such other pertinent facts as the Committee may require.

8.05.	Notices
Notices and elections under this Plan must be in writing. A notice or election is deemed delivered if it is delivered personally or if it is mailed by registered or certified mail to the person or business at his or her or its last known address.

8.06.	Waiver
The waiver of a breach of any provision in this Plan does not operate as and may not be construed as a waiver of any later breach.
8.07.    Claims
In the event a dispute arises with respect to Plan, the Executive or his beneficiaries may make a written claim to the Committee within sixty (60) days from the date payments are refused. The Committee shall review the written claim and, if the claim is denied in whole or in part, shall respond in writing within sixty (60) days of receipt of such claim, stating specific reasons for the denial, and providing references to the Plan provisions upon which the denial is based and any additional material or information necessary to perfect the claim. Such written notice shall further indicate the additional steps to be taken by claimant(s) if a further review of the claim is desired. A claim shall be deemed denied if the Committee fails to take any action within the prescribed sixty (60) day period.
If claimants desire a second review they shall notify the Committee in writing within sixty (60) days of the initial claim denial. Claimants may review the Plan or any documents relating to the claim and shall submit any written issues and comments that may be appropriate. The Board, in its sole discretion, shall review the claim and provide a written decision within sixty (60) days of receipt of such claim. This decision shall likewise state the specific reasons for the decision and shall include references to specific Plan provisions upon which the decision is based.
If claimants continue to dispute a benefit denial, then claimants may submit the dispute to an arbitrator for final arbitration. The arbitrator shall be selected by mutual agreement of the Bank and the claimants. The arbitrator shall operate under any generally recognized set of arbitration rules. The parties, their heirs, personal representatives, successors and assigns shall be bound by the decision of such arbitrator with respect to any controversy properly submitted to it for determination.
Where a dispute arises as to benefits forfeited as a result of the Bank’s discharge of the Executive For Cause, such dispute shall likewise be submitted to arbitration as described above and the Parties agree to be bound by the arbitrator’s decision.
ARTICLE IX
GENERAL

9.01.	Plan Creates No Separate Rights
The Plan does not in any way limit the right of the Bank at any time and for any reason to terminate the employment of a Participant in its employ. In no event shall the Plan, by its terms or by implication, constitute an employment contract of any nature whatsoever between the Bank and a Participant.

9.02.	Unfunded Status Of Plan

(c)
All Plan Participants and Designated Beneficiaries are general unsecured creditors of the Bank with respect to the benefits due hereunder and the Plan constitutes a mere promise by the Bank to make benefit payments in the future. It is the intention of the Bank that the Plan be considered unfunded for tax purposes and for purposes of ERISA Title I.

(d)	The Bank may purchase life insurance in amounts sufficient to secure the benefits provided under this Plan.

(e)
The Bank may establish a grantor trust which may be used to hold assets of the Bank which are maintained as reserves against the Bank’s unfunded, unsecured obligations hereunder. Such reserves shall at all times be subject to the claims of the Bank’s creditors and the creditors of any affiliate of the Bank that is also an Bank of a Participant. To the extent such trust or other vehicle is established the Bank’s obligations hereunder shall be reduced to the extent such assets are utilized to meet its obligations hereunder. Any such trust and the assets held thereunder are intended to conform in substance to the terms of the model trust described in Revenue Procedure 92-64, 1992-33 IRB 11 (8-17-92).

9.03.	Plan Binding
The Plan shall be binding upon the Bank, and its successors and assigns and upon a Participant, his or her Designated Beneficiary(ies), or any of their assigns, heirs, executors and administrators.

9.04.	Interpretation of Plan
To the extent not preempted by federal law, the Plan shall be governed and construed under the laws of the state of California (other than its choice of law rules) as in effect from time to time. Notwithstanding any provision to the contrary, this Plan shall be interpreted and construed to comply with Code Section 409A and the applicable provisions of ERISA.

9.05.	Construction
Headings and captions are only for convenience; they do not have substantive meaning. If a provision of this Plan is not valid or not enforceable, that fact in no way affects the validity or enforceability of any other provision. Use of one gender includes both, and the singular and plural include each other.
Dated this 21st day of     October 2015.
Bank:

CENTRAL VALLEY COMMUNITY BANK

By:     /s/Daniel J. Doyle
Name:     Daniel J. Doyle
Title:     Chairman

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